Exhibit 5.2





July 18, 2002


Kerzner International Limited
Kerzner International North America, Inc.
Atlantis
Coral Towers - Executive Office
Paradise Islands, The Bahamas


                         Kerzner International Limited
                   Kerzner International North America, Inc.
                                   --------

                   8-7/8% Senior Subordinated Notes due 2011
                                   --------

                        Form F-4 Registration Statement


Ladies and Gentleman:

I am Associate General Counsel for Kerzner International Limited, formerly known as Sun International Hotels Limited, a company organized under the laws of the Commonwealth of The Bahamas (the "Company") and as such have acted as counsel in connection with the filing by the Company and Kerzner International North America, Inc., formerly known as Sun International North America, Inc., a Delaware corporation (together with the Company, the "Issuers"), with the Securities and Exchange Commision (the "Commission") of a registration statement on Form F-4 (the "Registration Statement") under the Securities Act of 1933 (the "Act") relating to the proposed issuance (the "Exchange Offer"), in exchange for up to $200,000,000 aggregate principal amount of the Issuer's 8-7/8% Senior Subordinated Notes due 2011 (the "Old Notes") of a like principal amount of 8-7/8% Senior Subordinated Notes due 2011 that are registered under the Act (the "New Notes"). The New Notes are to be issued pursuant to the indenture dated August 14, 2001, as amended by the first supplemental indenture dated as of September 19, 2001 and the second supplemental indenture dated as of May 20, 2002 (as amended, the "Indenture"), among the Issuers, the guarantors party thereto and The Bank of New York, as trustee (the "Trustee"). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Indenture.

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In that connection, I have examined originals, copies or certified copies (or otherwise identified to my satisfaction) of such documents, corporate records and other instruments as I have deemed necessary or appropriate for purposes of this opinion, including the Indenture.

For the purposes of this opinion, I have assumed:

          (a) the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to original documents of all such documents submitted to me as copies;

          (b) that such documents as are expressed to be governed by laws other than those of the Commonwealth of The Bahamas constitute legal, valid and binding obligations of each party thereto and are enforceable in accordance with their respective terms under the laws by which they are expressed to be governed;

          (c) the capacity, power and authority of each of the parties to all documents other than the Company and the Bahamian Guarantors to execute, deliver, and perform their respective obligations under same;

          (d) the due execution and delivery of all documents by or on behalf of each of the parties thereto other than the Company and the Bahamian Guarantors; and

          (e) that the public records examined by me were at the time of my examination (which occurred not more than one week prior to the date hereof) up to date and accurate.

I am qualified to render opinions only as to the laws of the Commonwealth of The Bahamas applicable therein, and I express no opinion as the laws of any other jurisdiction.

Based upon and relying upon the foregoing (and subject to the assumptions and qualifications contained herein), I am of the following opinion:



               1. Each of the Indenture and the Registration Statement has been duly and validly authorized, executed and delivered by the Company and the subsidiaries listed on Schedule I hereto (the "Bahamian Guarantors") and, assuming due authorization, execution and delivery thereof by the Trustee, the Indenture constitutes a legal, valid and binding obligation of the Company and the Bahamian Guarantors in accordance with its terms.

               2. The New Notes and the Guarantees issued by the Bahamian Guarantors have been duly authorized by the Issuers and the Bahamian Guarantors, respectively, and, when executed and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Old Notes pursuant to the Exchange Offer, will constitute legal, valid and binding obligations of the Company and the Bahamian Guarantors, enforceable against the Company and the Bahamian Guarantors in accordance with their terms and entitled to the benefits of the Indenture. In expressing the opinion set forth in this Paragraph 2, I have assumed that the form of the New Notes, including the Guarantees, will conform to that included in the Indenture.

These opinions are subject to the following reservations:

Any judgment obtained against the Company or any Bahamian Guarantor for liquidated amounts in civil matters, after due trial by a court of competent jurisdiction, and which is final and conclusive as to the issues in contention, is actionable in the Bahamian courts and is impeachable only on the grounds of (a) fraud, (b) public policy and (c) natural justice.

Such enforceability may be limited (a) by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or similar laws of general application now or hereafter in effect, including without limitation, laws limiting or affecting the enforcement of creditors' rights generally, (b) by the application of general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity); and (c) by claims becoming barred under the Limitation Act or as claims may be or become subject to defenses of set-off or counterclaim.

The charge of a higher rate of interest in the event of default may amount to a penalty and as such may be unenforceable.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

          I am admitted to practice only in the Commonwealth of The Bahamas and express no opinion herein as to matters governed by any laws other than the Commonwealth of The Bahamas. The opinion is rendered to you solely for your benefit in connection with the transactions referred to above and may not be relied upon by any other person, firm or corporation without my prior written consent.



                                  Very truly yours,

                                  /s/ Giselle M. Pyfrom

                                  Giselle M. Pyfrom
                                  Senior Vice President and General Counsel





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                                  Schedule I


                              Bahamian Guarantors
                              -------------------


             Subsidiary                          Jurisdiction of Organization
             ----------                          ----------------------------

Kerzner International Bahamas Limited             Commonwealth of The Bahamas

Paradise Acquisitions Limited                     Commonwealth of The Bahamas

Paradise Island Limited                           Commonwealth of The Bahamas

Paradise Enterprises Limited                      Commonwealth of The Bahamas

Island Hotel Company Limited                      Commonwealth of The Bahamas

Paradise Beach Inn Limited                        Commonwealth of The Bahamas

Kerzner International Timeshare Limited           Commonwealth of The Bahamas

Paradise Island Futures Limited                   Commonwealth of The Bahamas

Kerzner International Development Limited         Commonwealth of The Bahamas

Paradise Security Services Limited                Commonwealth of The Bahamas

Kerzner Interactive Limited                       Commonwealth of The Bahamas

Bahamas e-Trading Limited                         Commonwealth of The Bahamas

Kerzner Interactive Data Limited                  Commonwealth of The Bahamas

Kerzner International Development (Timeshare)     Commonwealth of The Bahamas
Limited